Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

INFOSONICS CORPORATION

InfoSonics Corporation, a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that the Articles of Incorporation of the Company, as amended, restated and supplemented to date (collectively the “Charter”) are hereby amended as follows:

FIRST:       Effective at 4:01 p.m. Eastern time on the date that these Articles of Amendment are accepted for record by the State Department of Assessments and Taxation of Maryland (the “Reverse Stock Split Effective Time”), the Charter is hereby amended to effectuate a reverse stock split as follows: each five (5) shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), issued and outstanding immediately prior to the Reverse Stock Split Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.005 per share, without any further action by the Company or the holder thereof, subject to the treatment of fractional interests as described below. Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares will be entitled to rounding up of their fractional share to the nearest whole share. No stockholders will receive cash in lieu of fractional shares. Each certificate that immediately prior to the Reverse Stock Split Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the adjustment for fractional shares as described above; provided, that each person holding a certificate or certificates of record representing shares of Common Stock shall, upon surrender of such certificate or certificates, receive a new certificate or certificates (including any legends imprinted on the surrendered certificate or certificates) evidencing and representing the number of shares of Common Stock to which such person is entitled under the foregoing reverse stock split.

SECOND:The amendment to the Charter as set forth in Article FIRST above has been declared advisable by the board of directors of the Company and approved by a majority of the entire board of directors of the Company as required by the Maryland General Corporation Law (the “MGCL”). Pursuant to Section 2-309(e)(2) of the MGCL, no stockholder approval was required.

THIRD:The Charter is hereby amended, effective immediately after the Reverse Stock Split Effective Time, to decrease the par value of all of the shares of Common Stock of the Company from $0.005 per share to $0.001 per share.

FOURTH:The amendment to the Charter as set forth in Article THIRD above has been declared advisable by the board of directors of the Company and approved by a majority of the entire board of directors of the Company as required by the MGCL. The amendment set forth in Article THIRD above is limited to a change expressly authorized by Section 2-605(a)(2) of the MGCL to be made without action by the stockholders of the Company.

FIFTH:There has been no increase in the authorized stock of the Company effected by these Articles of Amendment.

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IN WITNESS WHEREOF, InfoSonics Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested to by its Secretary as of October 10, 2017. The President acknowledges that these Articles of Amendment are the act and deed of the Company, and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information, and belief.

ATTEST: INFOSONICS CORPORATION

By:	/s/ Vernon A. LoForti	By:	/s/ Joseph Ram
	Name: Vernon A. LoForti		Name: Joseph Ram
	Title: Secretary		Title: President